TECHNOLOGY LICENSE AGREEMENT

This Technology License Agreement (the “Agreement”) between DDS Technologies USA, Inc. a Nevada corporation, having its principal offices located at 150 East Palmetto Park Road, Suite 510, Boca Raton, Florida 33432 (hereinafter “Licensor”) and High Speed Fragmentation B.V., a Dutch corporation having its principal offices located at Teleportboulevard 140, 104EJ Amsterdam, Netherlands (hereinafter “Licensee”), is entered into as of September 23, 2004 (the “Effective Date”).

Recitals

WHEREAS, Licensor owns dry disaggregation technology (the “Technology”) and is the owner of European Patent Application No. 02425336-1 and related U.S. and foreign pending patent applications directed to and claiming the Technology; and

WHEREAS, Licensee desires to obtain a license of the Technology from Licensor, and Licensor desires to grant a license of the Technology to Licensee on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the promises and agreements set forth below and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1.	Recitals; Definitions.

1.1.    Recitals. The foregoing recitals are true and correct and are incorporated herein by reference.

1.2.    Definitions. In this Agreement the following words and expressions shall have the following meanings:

(a)    “Licensed Patents” means the claims of European Patent Application No. 02425336-1 and any patents directed to the Technology that may issue to or be owned, acquired, or controlled by Licensor in the future.

(b)    “Territory” means Europe, Asia and Oceania.

(c)    “Valuable Products” means commercially viable new products that may be manufactured or derived through the use of the Technology and that may be sold for value anywhere in the world.

2.	License Grant; Development and Commercialization of Valuable Products.

2.1.    License Grant. Subject to the terms of this Agreement, Licensor grants and agrees to grant to Licensee while this Agreement is in effect, a non-transferable (except as provided herein), non-exclusive (except as provided in Section 2.2) license under claims of the Licensed Patents to sell, license, rent and distribute products incorporating the Technology within the Territory. Licensee shall have the right to grant sublicenses only to its wholly-owned subsidiaries. Any other sublicensing shall require the prior written approval of Licensor, in its sole discretion.

2.2.    Development and Commercialization of Valuable Products. Licensor and Licensee will each use reasonable commercial efforts to identify and develop Valuable Products. Upon discovery of Valuable Product, either Licensee or Licensor, as the case may be (the “Notifying Party”), shall promptly (but in no event more than thirty (30) days after the discovery) notify the other party (the “Receiving Party”) in writing of such discovery, providing reasonable detail. Thereafter, for a period of ninety (90) days after the discovery of the Valuable Product, the Notifying Party shall have the exclusive right to enter into a bona fide binding agreement with a third party for the production and/or sale of that Valuable Product embodying the Technology in the Territory, and the license hereunder to market such Valuable Product in the Territory shall be exclusive for such ninety (90) day period. Thereafter, Licensee and Licensor may each market the Valuable Product or the Technology for deriving the Valuable Product in the Territory. Licensor shall have exclusive rights to market such Valuable Product outside the Territory and, after the lapse of the 90-day period referred to above when Licensee is the Notifying Party, non-exclusive rights to market such Valuable Product in the Territory. All rights in and to any Valuable Product invented by Licensee shall be assigned to Licensor, subject to the foregoing license. All rights not expressly granted herein are reserved by Licensor.

3.	Royalties.

3.1.    Royalty Payments and Reports. Each party shall pay royalties to the other party equal to five percent (5%) of gross revenues received by the paying party from the sale or lease of any Valuable Product in the Territory. The royalties to be paid by each party hereunder shall be paid quarterly and shall be due thirty (30) days following the last day of March, June, September, and December in each calendar year, with the first such payment due October 30, 2004. Along with each quarterly payment, the paying party shall submit a royalty report setting forth the royalty calculation based on transactions completed during the quarter to which the report and royalty payment pertains. Payment must be made either by wire transfer or check drawn from a U.S. bank, payable to the payee party unless the payee party designates otherwise by providing written notice of such designation to Licensee.

3.2.    Audit Rights. Each party shall have the right to have an independent auditor audit the relevant books of the other party to review the basis of, and the method used to calculate, quarterly royalty payments by the other party hereunder. The payee party shall pay the costs of such audit, unless such audit reveals any underpayment of royalties in an amount greater than five percent (5%) of actual royalties due for any quarter, in which case the paying party shall promptly remit an amount equal to the underpayment and shall pay the reasonable costs of such audit. Such audit shall be preceded by at least five (5) business days advance written notice to the party to be audited and shall be performed during normal business hours by the auditor.

4.	Licensee Obligations.

4.1.    Marking Requirements. Licensee shall indicate conspicuously a patent notice on all products including the Technology and any other tangible materials relating to the Technology in accordance with the requirements of local patent laws wherever the Valuable Products are sold in the Territory. In publicizing anything made, used, or sold under this Agreement, Licensee shall not use the name of Licensor or otherwise refer to any organization related to Licensor, except with the written approval of Licensor.

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4.2.    Covenant to Exploit Rights Granted. Licensee shall proceed as expeditiously as possible to exploit the rights licensed hereunder, undertaking a thorough, vigorous and diligent program of commercializing the Technology in accordance with best business customs in order to maximize royalties payable to Licensor.

4.3.    Technology and Information Transfer. Licensee shall provide to Licensor all technical information and know how relating to the Technology or any Valuable Product discovered by Licensee and shall provide all technical assistance, engineering reports, modifications, upgrades and training to Licensor, as shall be necessary to carry out the development and commercialization of the Technology or any Valuable Product created therefrom and as necessary to obtain any required governmental and regulatory approvals for the Technology or any Valuable Product created therefrom in the jurisdictions where the Technology or any Valuable Product created therefrom is/are to be marketed and/or sold. All information transferred, provided, or exchanged under this Section 4.3 shall be subject to the confidentiality requirements set forth in Section 6 and may be used only in accordance with this Agreement.

5.	Termination.

5.1.    Term. The term of this Agreement shall be for a period which commences upon the Effective Date, subject to Sections 5.2 and 9.12 hereof, and terminates on the date that the last of the Licensed Patents expires.

5.2.    Termination for Cause. Either party may terminate this Agreement by written notice if the other party materially breaches the terms of this Agreement, or files, or has filed against it a petition in bankruptcy, or becomes insolvent, or makes an assignment for the benefit of creditors, or has its assets placed under receivership or under management of a trustee in bankruptcy. Any such termination of this Agreement shall become effective thirty (30) days after delivery of written notice of breach if the breaching party fails to fully cure its breach and otherwise fully remedy the condition forming the basis for such termination within the notice period.

5.3.    Effect of Termination. Upon termination of this Agreement for any reason, all sublicenses granted by Licensee shall also terminate, and Licensee shall have no further right to make, use or sell any products embodying the Technology claimed under any of the Licensed Patents.

6.	Confidentiality.

6.1.    Obligations. During the course of this Agreement, each party may be a disclosing party (hereinafter called “Discloser”) for transmitting certain proprietary information to the other party (hereinafter called “Recipient”). Recipient agrees to treat as confidential all such proprietary information, including, but not limited to, all information, written or oral, relating thereto, including, but not limited to, inventions and other developments relating to Valuable Products, know how, concepts, techniques, drawings, specifications, processes, computer programs, designs and systems, manufacturing and marketing information received from Discloser, and Recipient agrees not to publish such information or disclose same to others except to those employees, subcontractors and sublicensees to whom disclosure is necessary to order to exploit the Licensed Patents to the fullest extent permitted hereunder, except that Licensor may disclose such information in a patent application filed by Licensor claiming patent protection for the disclosed subject matter. Recipient shall inform such employees, subcontractors and sublicensees of the confidential nature of such information and shall obligate them in writing to keep same confidential. Recipient further agrees not to use such proprietary information for Recipient's own benefit or for the benefit of others, other than in accordance with this Agreement, without Discloser's prior written consent, and that all tangible materials, including written material, photographs, discs or other documentation embodying such proprietary information shall remain the sole property of Discloser. Upon Discloser's request, a Receiving party shall return any and all copies of Discloser's confidential information or, at Discloser's option, the Receiving party shall destroy such copies and notify Discloser in writing when such copies have been destroyed.

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6.2.    Exceptions. The foregoing obligations of confidentiality do not apply to information which is required to be disclosed pursuant to subpoena or other order from a court or government agency, provided that in the event of such a compelled disclosure, the party required to disclose notifies the other party as soon as reasonably practicable to enable the other party to contest or limit such compelled disclosure.

7.	Limitation of Liability.

7.1.    Negation of Warranties and Other Obligations. Nothing in this Agreement shall be construed:

(i)	as a warranty or representation by Licensor as to the validity or scope of any Licensed Patents;

(ii)	as a warranty or representation that anything made, used, sold or otherwise disposed of under any license granted in this Agreement does or will not infringe any intellectual property rights of any third party;

(iii)	as granting by implication, estoppel or otherwise any licenses or rights under patents or other intellectual property rights of Licensor other than expressly granted herein;

(iv)	to require Licensor to file any patent application relating to Technology;

(v)	a warranty that Licensor will be successful in securing the grant of any patent relating to Technology or any reissue or extensions thereof; or

(vi)	to require Licensor to pay any maintenance fees or take any other steps to maintain Licensor's patent rights relating to Technology.

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LICENSOR DISCLAIMS ANY AND ALL IMPLIED WARRANTIES, INCLUDING, BUT NOT LIMITED TO, IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR NONINFRINGEMENT. Licensor does not assume any responsibility for the manufacture of the Technology or use of any product, system or service developed or sold by or for Licensee pursuant to the rights granted herein. All warranties in connection with such products, systems or services shall be made by Licensee as seller of such product, system or service. Licensee acknowledges that it is familiar with the Licensed Patents, has worked with the Technology in the past and that Licensor has made no representation or warranty whatsoever with respect to either the Licensed Patents or the Technology.

7.2.    Limitation. IN NO CASE WILL LICENSOR BE LIABLE FOR MONETARY DAMAGES UNDER THE TERMS OF OR ARISING OUT OF THIS AGREEMENT, INCLUDING LIABILITY FOR LOST PROFITS, OR ANY SPECIAL, INDIRECT, INCIDENTAL OR CONSEQUENTIAL DAMAGES, HOWEVER CAUSED AND ON ANY THEORY OF LIABILITY, ARISING IN ANY WAY IN CONNECTION WITH THIS AGREEMENT. THIS LIMITATION WILL APPLY EVEN IF LICENSOR HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

7.3.    Third Party Claims. Licensee shall indemnify, defend and hold Licensor harmless from any claims, damages, liabilities, judgments, settlements, losses, costs and expenses (including court costs and reasonable attorneys’ and experts’ fees) (collectively, “Costs”) suffered or incurred by Licensor in respect of any third party claim, including but not limited to claims involving infringement or misappropriation of intellectual property rights, personal or alleged personal injury or damage or alleged damage to property, arising out of the Valuable Products or any other products embodying the Technology made, used or sold by Licensee or its permitted sublicensees.

8.	Litigation.

8.1.    Notification. Each party shall notify the other party in writing of any suspected infringement(s) of the Licensed Patents in the Territory and shall inform the other party of any evidence of such infringement(s).

8.2.    Right to Sue. Licensor shall have the first right to institute suit for infringement(s) in the Territory so long as this Agreement remains in effect. Licensee agrees to join as a party plaintiff in any such lawsuit initiated by Licensor, if requested by Licensor. However, if Licensor does not institute suit for infringement(s) within ninety (90) days of receipt of written notice from Licensee of Licensee’s desire to bring suit for infringement in its own name and on its own behalf, then Licensee may, at its own expense, bring suit or take any other appropriate action. Licensee shall be entitled to any recovery of damages resulting from a lawsuit brought by it to enforce any Licensed Patent pursuant hereto, subject to its obligation to pay royalties to Licensor thereon. Licensor shall be entitled to recovery of damages resulting from any lawsuit brought by Licensor to enforce any Licensed Patent pursuant hereto, subject to its obligation to pay royalties to Licensee for damages relating to infringements in the Territory. Neither party may compromise or settle any claim involving infringement of any Licensed Patent without the prior approval of the other party if such settlement would affect the rights of the other party.

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9.	General Provisions.

9.1.    Force Majeure. Each party hereto shall be excused from performance hereunder for any period and to the extent that it is prevented from performing any services pursuant hereto, in whole or in part, as a result of delays caused by the other party or an act of nature, war, terrorism, civil disturbance, court order, governmental action, laws, orders, regulations, directions or requests, or as a result of events such as acts of public enemies, earthquakes, fires, floods, strikes or other labor disturbances of the other party or any third party, or other cause beyond such party’s reasonable control and which such party could not have prevented by reasonable precautions, and such nonperformance shall not be a default hereunder or a ground for termination hereof.

9.2.    Succession and Assignment. Licensee shall not assign any rights under this Agreement without the written consent of Licensor. A merger or change in ownership of more than 50% of the capital stock of Licensee shall be deemed to constitute an assignment requiring the consent of Licensor. Any attempt to assign this Agreement in violation of the provisions of this Section 9.2 shall be void and shall constitute a material breach of this Agreement by Licensee. Licensor may assign its rights hereunder.

9.3.    Notices. Any notice required or permitted to be delivered to any party to this Agreement shall be deemed to have been given on the date delivered if hand delivered or the business day after the day sent by any recognized global overnight courier for next business day delivery, and addressed to the respective party at the address set forth above or such other address as shall be specified by written notice.

9.4.    Governing Law, Venue and Service of Process. The validity, interpretation and performance of this Agreement shall be governed by the substantive laws of the State of Florida, without the application of any principle that leads to the application of the laws of any other jurisdiction. Any proceeding arising between the parties in any manner pertaining to this Agreement shall be held in Miami-Dade County, Broward County or Palm Beach County, Florida, and the parties hereto hereby consent to personal jurisdiction in the state and federal courts located within such venues. Each party waives personal service of any and all process upon it, and irrevocably consents to the service of process out of any of the aforementioned courts in any such action or proceeding by the mailing of copies thereof by certified mail, postage prepaid, to such party at the address set forth above, such service to become effective five business days after mailing.

9.5.    No Agency. Nothing in this Agreement is intended to establish a relationship of principal and agent between the parties hereto, and neither party shall have authority to act on behalf of or bind the other party. The parties are independent contractors.

9.6.    Counterparts. This Agreement may be executed in counterparts, all of which taken together shall constitute one and the same Agreement between the parties.

9.7.    No Waiver; Remedies Cumulative. No delay or omission by either party hereto to exercise any right or power occurring upon any noncompliance or default by the other party with respect to any of the terms of this Agreement shall impair any such right or power or be construed to be a waiver thereof. A waiver by either of the parties hereto of any of the covenants, conditions, or agreements to be performed by the other shall not be construed to be a waiver of any succeeding breach thereof or of any covenant, condition, or agreement herein contained. Unless stated otherwise, all remedies provided for in this Agreement shall be cumulative and in addition to and not in lieu of any other remedies available to either party at law, in equity, or otherwise.

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9.8.    Severability. This Agreement is intended to be performed in accordance with, and only to the extent permitted by, all applicable laws, ordinances, rules and regulations of the jurisdiction where the parties do business. If any one or more of the provisions of this Agreement shall be held to be invalid, illegal or unenforceable, the validity, legality or enforceability of the remaining provisions of this Agreement shall not in any way be affected or impaired thereby, but rather, shall be enforced to the greatest extent permitted by law.

9.9.    Amendments. Any amendment to this Agreement shall be in writing and signed by both parties hereto.

9.10.    Survival. Sections 3.2 (“Audit Rights”), 5.3 (“Effect of Termination”), 6 (“Confidentiality”), 7 (“Limitation of Liability”) and 9 (“General Provisions”) will continue in effect after the expiration or termination of this Agreement.

9.11.    Entire Agreement. This Agreement sets forth all the promises, covenants, agreements, conditions and understandings between the parties hereto relating to the licensing of the Technology, and supersedes all prior and contemporaneous arrangements, agreements, understandings, inducements or conditions, expressed or implied, oral or written, relating to said subject matter.

9.12    U.S. Export Control Compliance. This Agreement is contingent on Licensor obtaining and maintaining required export authorization with respect to the Technology from the U.S. Department of Commerce, and the rights granted hereunder are subject to the export restrictions applicable to the Technology, which may include restrictions or prohibitions of export to certain countries within the Territory. The parties acknowledge and agree that it is there intention to fully comply with all applicable export control laws and regulations and shall conform the terms of this Agreement as needed from time to time to maintain compliance with such laws and regulations.

9.13.    Further Assurances. The parties hereto agree to execute and deliver such further instruments, and do such further acts and things as may be required to carry out the intent and purposes of this Agreement.

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IN WITNESS WHEREOF, the parties hereto have signed this Agreement as of the date and year first set forth above.

LICENSOR:
DDS TECHNOLOGIES USA, INC., a Nevada corporation

By:
Name:
Title:

LICENSEE:

High Speed Fragmentation B.V., A Dutch corporation

By:
Name:
Title:

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